Exhibit 10.1

First Amendment to the License Agreement
Between Emory University and AtheroGenics

This First Amendment (the “First Amendment”) having an effective date of August 3, 2005 amends the License Agreement between Emory University (“Emory”) and AtheroGenics Inc. (“AtheroGenics”) with an effective date of January 11, 1995, attached hereto as Attachment 1.

WHEREAS, discussions have occurred between Emory and AtheroGenics concerning certain payments, royalties and other provisions;

WHEREAS, the parties agree that as of the effective date of this First Amendment, no royalties or milestones or other payments are due from AtheroGenics to Emory;

WHEREAS, the parties wish to modify certain provisions of the License Agreement, including, but not limited to, payment provisions;

NOW THEREFORE, the parties agree as follows:

1.     Section 2.8 of the Agreement is hereby deleted in its entirety and replaced with the following provision:

    2.8 “Licensed Product” shall mean any process, service, product, or composition of matter, the manufacture, use, method of using, design, discovery, improvement, invention, or structure of which is claimed in any Licensed Patent (“Invention”) or which incorporates or utilizes any Licensed Subject Matter. For the avoidance of doubt, AGI-1067, AGI-1096, and AGI-4207 are specifically included within the definition of Licensed Product.

2.     The following Sections of the Agreement are hereby deleted in their entirety:

Section 2.14 “Net Revenue”
Section 2.15 “Net Selling Price”
Section 2.16 “Passthrough Royalties”
Section 2.19 “Sublicensee Royalties”

3.     Section 2.13 is deleted in its entirety and replaced with the following provision:

    2.13 “Net Distributions” shall mean the gross consideration received by AtheroGenics from a sublicense of, or through a joint venture with respect to, Licensed Products and/or Licensed Subject Matter in the Licensed Territory. Specifically excluded from Net

Distributions is any remuneration received by AtheroGenics as reimbursement for actual costs incurred in the future by AtheroGenics specifically in connection with and subsequent to the execution of any such sublicense or joint venture.

4.     The following Section is added to Article 2 of the Agreement:

    2.22 “Net Profit” shall mean the gross selling price received by AtheroGenics, or an Affiliate, from a third-party other than a sublicensee or joint venture partner from the sale of or other exploitation of Licensed Products and/or Licensed Subject Matter (net of discounts, allowances, sales or other similar taxes, rebates and returns, import and/or export duties), less cost of goods sold for Licensed Products and/or Licensed Subject Matter.

5.     Article 5 of the Agreement is hereby deleted in its entirety and replaced with the following provision:

ARTICLE 5. PAYMENTS

AtheroGenics shall pay Emory * of Net Distributions and Net Profit.

6.     Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following provision:

6.1 Reports and Records. During the term of this Agreement, AtheroGenics shall furnish, or cause to be furnished to Emory, written reports showing the calculations used to determine Net Distributions and/or Net Profit, as applicable. Such reports shall be made semiannually after the first commercial marketing of a Licensed Product and due within ninety (90) days of the close of every second and fourth AtheroGenics’ fiscal quarter. AtheroGenics shall keep accurate records in sufficient detail to enable payments payable hereunder to be determined.

7.     Section 12.3(c) of the Agreement is hereby deleted in its entirety. New Section 12.6 is added:

12.6 Insurance Notice. AtheroGenics shall provide Emory with no less than thirty (30) days’ written notice of any material change in the terms, coverage or the cancellation of the insurance policy referenced in Section 12.3.

8.     Section 14.1 of the Agreement is hereby deleted in its entirety and replaced with the following provision:

* CONFIDENTIAL TREATMENT REQUESTED

    14.1 Term. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated as otherwise provided for in this Agreement, shall continue in full force and effect until October 30, 2012. After such termination, AtheroGenics’ payment obligations hereunder shall cease, and AtheroGenics shall be entitled to continue to utilize, on a non-exclusive basis, within the Field all inventions, data or other information described and/or claimed in Licensed Patents and all technical information and data comprising Licensed Technology.

9.     The first sentence of Section 16.3 of the Agreement is hereby deleted and replaced by the following text:

        AtheroGenics shall mark Licensed Products as customary and appropriate.

10.     AtheroGenics contact for Notices in Article 18 is hereby modified as follows:

    AtheroGenics, Inc.
    Attn: Vice President, Business Development
    8995 Westside Parkway
    Alpharetta, GA 30004

IN WITNESS WHEREOF, Emory and AtheroGenics have caused this First Amendment to be signed by their duly authorized representatives as of the day and year indicated below.

EMORY UNIVERSISTY:            ATHEROGENICS, INC.

By: /s/MICHAEL J. MANDL           By: /s/MARK P. COLONNESE
Michael J. Mandl                 Mark P. Colonnese
                       Senior Vice President Finance
                  and Administration and
    Chief Financial Officer

Date: ____8/3/05____________           Date: ___8/3/05______________